Exhibit 10.3

April 13, 2018

Dr. Lukas Scheibler

469 Saddle Horn Ln

Telluride,CO, 81435

VIA EMAIL

Dear Lukas,

We are pleased to extend you an offer to join Apellis Pharmaceuticals, Inc. (the “Company”) as its Executive Vice President of Research and Translational Medicine on the terms and conditions set forth in this letter.   Subject to satisfaction of the conditions described in this letter, you will begin employment on Friday, April 13, 2018 (or another mutually acceptable start date) (the “Start Date”).  You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests, and shall not engage in any other employment, consulting or other business activity without the prior written consent of the Company.  Any exceptions must be first approved in writing by the Chief Executive Officer after consultation with the Board of Directors.

You will be expected to spend approximately two-thirds of your time working from our offices in Waltham, Massachusetts, San Francisco, California, or Crestwood, Kentucky, or traveling as may be reasonably required to properly fulfill your employment duties and responsibilities.   Otherwise you will be permitted to work from your home office in Telluride, Colorado.

Your job responsibilities will include defining the Company’s overall strategy for research and pipeline development; assisting in leadership and strategic direction for the Company’s clinical programs; planning, supervising and executing the Company’s translational medicine projects; serving as the Company’s scientific point of reference for internal and external communications; and such other responsibilities as may be delegated to you by the Chief Executive Officer, all as may be modified from time to time by the Chief Executive Officer.  You will report to the Chief Executive Officer.

Your initial salary will be $29,166 per month, equivalent to an annualized base salary of $350,000, paid in accordance with our standard payroll practices and subject to all withholdings and deductions as required by law, for your full-time efforts, of at least 40 hours per week.  Your base salary will be subject to adjustment as determined by the Board of Directors in its sole discretion. You will also be eligible for annual bonus compensation of up to 35% of your annualized base salary, based upon company, departmental and individual performance against the applicable performance goals established by the Board of Directors.  For 2018, you will receive a pro-rated annual bonus based on the number of days you are employed during the year.   You must remain continuously employed with the Company through the date of the bonus payment to receive such payment.   All bonus payments, if any, are subject to the approval of the Board of Directors in its sole discretion.

You will be eligible for Apellis’ standard benefits package offered to every full-time employee, which currently includes health insurance, LTD/ADD/life insurance, and 401(k), provided that you are eligible under, and subject to all provisions of, the plan documents that govern those programs.  You will be reimbursed for reasonable travel and other expenses incurred by you in performing your services to the Company in accordance with our reimbursement policy. You will be entitled to 20 days paid time off (PTO) for vacation, illness or personal business each full calendar year (i.e., accruing at the rate of 13.33 hours per month) in accordance with our PTO policy. You will also receive a technology allowance of $2,000 for the purchase of a work computer and a monthly telecommunications allowance of $100.  Apellis reserves the right to amend, modify or terminate any of its benefit plans, policies or programs at any time and for any reason.

Subject to the approval of the Board of Directors, you will receive an option to purchase 145,000 shares of Common Stock at an exercise price equal to the fair market value as determined by the Board of Directors at the time of the grant, with such option to vest as to 25% of the underlying shares on the first anniversary of the Start Date and to vest as to the balance in equal monthly installments of 2.08% thereafter until the fourth anniversary of the Start Date.  The vesting under your option will accelerate in accordance with the “double trigger” vesting provision generally applicable to the executives of the Company, where 50% of the unvested shares underlying the option shall vest if you are terminated without cause or resign for good reason within 12 months after a change of control event.

All forms of compensation paid to you as an employee shall be less all applicable withholdings.

On your first day of employment, you will be given additional information about our procedures, policies, benefit programs and more.  We will require you, as conditions of employment, to verify your right to work in the United States and to enter into the standard noncompetition, nondisclosure and intellectual property assignment agreement on your first day of employment and to provide proof of your eligibility to work in the United States.

By signing below, you represent that (i) your employment with the Company and this offer letter does not and will not violate or conflict with any obligations you may have to or any agreements you may have with any former employer and (ii) you have provided the Company with all written agreements that describe any continuing post-employment obligations to any former employer.

Your employment will be at-will, and this letter does not represent any guarantee of employment for any period.  If you wish to resign from your employment with the Company, we request not less than 15 calendar days’ written notice.

This offer letter, along with the option agreement and the noncompetition, nondisclosure and development agreement, constitute the complete agreement between you and the Company, contain all the terms of your employment, and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute. This offer is contingent upon the successful completion of a background check and satisfactory reference check.

We are excited at the prospect of your joining our team.  If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me.   If you do not accept this offer by Monday, April 16, 2017, this offer will be deemed revoked.  Please let me know if you have any questions.

Sincerely,

Cedric Francois, M.D., Ph.D

Chief Executive Officer

Apellis Pharmaceuticals Inc.

(502) 295-4607 -- cedric@apellis.com

ACCEPTED AND AGREED:

/s/ Lukas Scheibler

Name : Lukas Scheibler

Date :April 13, 2019